Exhibit 5.1

Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 +1 212 839 5300 +1 212 839 5599 Fax AMERICA • ASIA PACIFIC • EUROPE

December 19, 2025

NextCure, Inc.

9000 Virginia Manor Road

Suite 200

Beltsville, Maryland 20705

Re:            Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-273723) filed by NextCure, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on August 11, 2023. Pursuant to the Registration Statement, the Company is issuing up to $14,500,000 of shares (the “Shares”) of its Common Stock, $0.001 par value per share (the “Common Stock”). The Shares are to be sold by the Company pursuant to an At The Market Offering Agreement, dated December 19, 2025 (the “ATM Agreement”) between the Company and H.C. Wainwright & Co., LLC.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Company’s base prospectus dated August 4, 2023, as supplemented by the Company’s prospectus supplement dated December 19, 2025, relating to the Shares in the forms filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus”), the ATM Agreement, the Company’s certificate of incorporation (as amended and restated, the “Certificate of Incorporation”), the Bylaws of the Company, as amended to the date hereof (the “Bylaws”) and the resolutions (the “Resolutions”) adopted by the board of directors of the Company (the “Board”) and the Audit Committee of the Board, relating to the Registration Statement and the ATM Agreement. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

NextCure, Inc.

Based on the foregoing, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable when: (i) the Shares are issued and paid for in accordance with the terms and conditions of the ATM Agreement, (ii) the Board or a duly authorized committee thereof shall have duly adopted final resolutions in conformity with the Certificate of Incorporation, the Bylaws and the Resolutions, setting the price of the Shares, and authorizing the issue and sale of the Shares, and (iii) certificates representing such Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof or, if any such Shares are to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Shares to the purchasers thereof against payment of the agreed consideration therefor in an amount not less than the par value thereof, all in accordance with the ATM Agreement.

For the purposes of this opinion letter, we have assumed that, at the time of the issuance, sale and delivery of Shares:

(i)	the Shares being offered will be issued and sold as contemplated in the Registration Statement and the Prospectus relating thereto;

(i)	the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof;

(ii)	the Certificate of Incorporation and Bylaws, as currently in effect, will not have been modified or amended and will be in full force and effect; and

(iii)	the Company will have sufficient authorized and unissued shares of Common Stock from which to issue as the Shares.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

NextCure, Inc.

We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof in connection with the issuance and sale of the Shares and to all references to our Firm included in or made a part of the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP